Exhibit 99.2

Community Bankers Trust Corporation Announces Increase in Quarterly Dividend

July 29, 2021 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that its Board of Directors has declared a quarterly dividend of $0.07 per share with respect to the Company’s outstanding common stock, a $0.01 increase over the amount of each of the last three quarterly dividends. The dividend will be payable on September 1, 2021 to shareholders of record at the close of business on August 18, 2021.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 18 of which are in Virginia and six of which are in Maryland. The Bank also operates two loan production offices.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Contact: Bruce E. Thomas

Community Bankers Trust Corporation

804-934-9999